Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KAYNE DL 2021, INC.

KAYNE DL 2021, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), was incorporated and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2021.

This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted by the stockholder of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by resolution of the Board of Directors of the Corporation at a meeting duly held. Upon the filing of this Certificate with the Secretary of State of the State of Delaware, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

ARTICLE I

1.1. The name of the Corporation is Kayne DL 2021, Inc.

ARTICLE II

2.1. The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904. The name of its registered agent at such address is Cogency Global Inc.

ARTICLE III

3.1. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

4.1. Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000 of which 100,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”).

4.2. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

4.3. Preferred Stock. To the extent permitted by the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Delaware General Corporation Law, the board of directors of the Corporation (the “Board of Directors”) is granted authority to issue shares of Preferred Stock, provided that a majority of the votes cast by stockholders are cast in favor of such issuance, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series by filing a certificate pursuant to the applicable law of the State of Delaware, setting forth such resolution or resolutions (each, a “Preferred Stock Designation”). Unless otherwise provided in this Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant to any Preferred Stock Designation, this “Certificate of Incorporation”), the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Notwithstanding anything to the contrary set forth herein or in any certificate of designation relating to any series of Preferred Stock, if one or more series of Preferred Stock is entitled, either separately or together with the holders of one or more other such series, to elect one or more directors, all series of Preferred Stock shall be entitled to participate in the vote to elect such directors, voting as a single class.

4.5. Fractional Shares. The Corporation shall have the authority to issue fractional shares. Any fractional shares of capital stock shall carry proportionally all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

4.6. Certificate of Incorporation and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Certificate of Incorporation and the bylaws of the Corporation (the “Bylaws”). Other than as provided in the Bylaws, the Board of Directors shall have the power, at any time, to make, alter, amend or repeal the Bylaws.

4.7. Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

ARTICLE V

5.1. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders for the election of the class of directors to which such person has been assigned and until their successors are duly elected and qualified are as follows:

Name(1)	Position, Director Class	Expiration of Initial Term
Mariel A. Joliet	Chair of the Board of Directors, Class I Director	2024
Jarvis V. Hollingsworth	Class II Director	2022
George E. Marucci, Jr.	Class II Director	2022
Susan C. Schnabel	Class III Director	2023
Michael J. Levitt	Class III Director	2023

(1)	The address for each of the directors is c/o Kayne DL 2021, Inc., 811 Main Street, 14th Floor, Houston, TX 77002.

ARTICLE VI

6.1. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may otherwise be provided by the Delaware General Corporation Law or this Certificate of Incorporation. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided by the Bylaws, subject to the power of the stockholders to alter or repeal any provision of the Bylaws whether adopted by them or otherwise.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this Certificate of Incorporation or the Bylaws.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the Bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

6.2. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by resolution or bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

6.3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect one or more directors, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be duly elected and shall qualify or until his or her earlier resignation, removal from office, death or disqualification. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the third annual meeting of stockholders held after the effectiveness of the initial classification of the Board of Directors, the initial term of office of directors of Class II shall expire at the first annual meeting of stockholders held after the effectiveness of the initial classification of the Board of Directors and the initial term of office of directors of Class III shall expire at the second annual meeting of stockholders held after the effectiveness of the initial classification of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect one or more directors, each director elected at an annual meeting of stockholders shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Notwithstanding the requirement that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term and until his or her successor is duly elected and qualified, subject to his or her earlier resignation, removal from office, death or disqualification.

6.4. Vacancies. Subject to applicable requirements of the Investment Company Act, including Section 16(b) thereunder, the Bylaws and except as may be provided by the Board of Directors in setting the terms of any series of Preferred Stock, any and all vacancies and newly created directorships on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, or by the sole remaining director and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualified. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.5. Elections. Except as may otherwise be provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting duly called for such purpose and entitled to vote thereat. Election of directors to the Board of Directors need not be by written ballot unless the Bylaws so provide.

6.6. Preemptive Rights. No stockholder, as such, shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in this Certificate of Incorporation.

6.7. Determinations by the Board of Directors. The good faith determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with this Certificate of Incorporation, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of this Certificate of Incorporation (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, this Certificate of Incorporation, the Bylaws or otherwise to be determined by the Board of Directors.

6.8. Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time for cause, or without cause, as set out in the Bylaws. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

6.9. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal from office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically cease to be qualified to serve as directors, and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE VII

7.1. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VII shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

7.2. Indemnification. The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify directors and officers of the Corporation. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII

8.1. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called as provided in the Corporation’s bylaws.

ARTICLE IX

9.1. Amendment. The Board of Directors reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9.2. Miscellaneous. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

9.3. Exclusive Forum. To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Bylaws or this Certificate of Incorporation or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall be a state court or federal district court of the State of Delaware or State of New York; and (B) the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, shall be the federal district courts of the United States. Notwithstanding the foregoing, this Section 9.3 shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.3.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this 28th day of April, 2021.

By:	/s/ Jarvis V. Hollingsworth

Name: Jarvis V. Hollingsworth
Title: Secretary

[Signature Page to Kayne DL 2021, Inc. Certificate of Incorporation]